                                                                   Exhibit 10.27



TECHNOLOGY REINVESTMENT PROJECT
TECHNOLOGY DEVELOPMENT AGREEMENT

BETWEEN

LOW COST FLIP CHIP CONSORTIUM
c/o NATIONAL SEMICONDUCTOR CORPORATION
1120 KIFER ROAD
SUNNYVALE, CA  94086-3737

AND

THE ADVANCED RESEARCH PROJECTS AGENCY
3701 NORTH FAIRFAX DRIVE
ARLINGTON, VA  22203-1714

CONCERNING

DIRECT ATTACHMENT OF FLIP CHIPS ON LAMINATE SUBSTRATES


Agreement No.:  MDA972-95-3-0031
ARPA Order No.:  C326/01
Total Amount of the Agreement:  $21,097,981
Total Estimated Government Funding of the Agreement:  $9,829,610
Funds Obligated:  $6,794,728
Authority:  10 U.S.C. (S) 2371 & (S) 2511

Line of Appropriation:

AA 9740400 1320 C326 P4VIO 2525 DPAC 4 5271 503733      $6,794,728

This Agreement is entered into between the United States of America, hereinafter called the Government represented by The Advanced Research Projects Agency
(ARPA), and the Low Cost Flip Chip Consortium pursuant to and under U.S. Federal law.


FOR LOW COST FLIP CHIP CONSORTIUM         FOR THE UNITED STATES OF AMERICA

NATIONAL SEMICONDUCTOR CORPORATION        THE ADVANCED RESEARCH PROJECTS
                                          AGENCY


    /s/ Dennis W. Ralston                     /s/ R. H. Register
------------------------------            ---------------------------
(Signature)                               (Signature)

Dennis W. Ralston                         Ron H. Register
Manager, Business Operations 8/8/95       Deputy Director for Management 8/15/95
------------------------------------      --------------------------------------
(Name, Title)                (Date)       (Name, Title)                  (Date)
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                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                                          PAGE 2

                               TABLE OF CONTENTS


ARTICLES                                                                PAGE

ARTICLE I       Scope of the Agreement                                     3
ARTICLE II      Term                                                       6
ARTICLE III     Management of the Project                                  6
ARTICLE IV      Agreement Administration                                   8
ARTICLE V       Obligation and Payment                                     9
ARTICLE VI      Disputes                                                  10
ARTICLE VII     Patent Rights                                             11
ARTICLE VIII    Data Rights                                               14
ARTICLE IX      Foreign Access to Technology                              16
ARTICLE X       Pre-Agreement Costs                                       17
ARTICLE XI      Officials Not to Benefit                                  17
ARTICLE XII     Civil Rights Act                                          17
ARTICLE XIII    Order of Precedence                                       17
ARTICLE XIV     Execution                                                 17

ATTACHMENTS

ATTACHMENT 1    Statement of Work
ATTACHMENT 2    Report Requirements
ATTACHMENT 3    Schedule of Payments and Payable Milestones
ATTACHMENT 4    Funding Schedule
ATTACHMENT 5    List of Government and Consortium Representatives

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                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                                          PAGE 3

ARTICLE I:  SCOPE OF THE AGREEMENT

A.   BACKGROUND

     1. This Agreement is a Defense Dual-Use Critical Technology Partnership awarded under the Congressionally funded Technology Reinvestment Project (TRP). The mission of the TRP is to stimulate the transition to a growing, integrated, national industry capability that provides the most advanced, affordable, military systems and the most competitive commercial products. Within the general Technology Development area of Low Cost Electronic Packaging, this Agreement focuses specifically on advancing the technology and enhancing the United States (U.S.) production capabilities of flip-chip Direct Chip Attach
(DCA) assembly for integrated microcircuits with the goal of enhancing both military and commercial customers to employ flip-chip assembled integrated circuits (ICs) in a wide variety of applications.

     2. Aptos Corporation (Aptos), Delco Electronics Corporation (Delco), Hughes Missile Systems Company (Hughes), Jabil Circuit, Inc. (Jabil), Litronic Industries, Inc. (Litronic), National Semiconductor Corporation (Nationa), Sheldahl, Inc. (Sheldahl), and SunDisk Corporation (SunDisk) have formed a partnership to emplace a domestic infrastructure for the manufacture of low-cost flip-chip assemblies, from wafer fabrication to final product assembly. This initiative springs from the growing recognition that the evolution of electronic products toward lower cost, smaller form factor, lower weight and higher performance can best be realized at chip level by eliminating the IC package.

     3. To succeed in this goal, bare die flip-chip must supplant the current benchmark for low-cost packaging, the industry standard molded plastic package. Over 90% of IC packages are encapsulated in plastic. There are extensive infrastructures in place to support production of packages such as Plastic Quad Flat Pack (PQFP), Plastic Leaded Chip Carrier (PLCC) and Small Outline Integrated Circuit (SOIC). Although these manufacturing technologies are well understood, they also possess significant limitations in today's marketplace. They are large compared to the die they house resulting in board areas up to twenty times the area of the die. The larger package dimension also can result in parasitics that are up to 10 times greater than bumped die.

     4. There is consequently a growing desire to eliminate the package altogether, and move to DCA of bare die substrate. Of the three technologies that currently exist for bare die attach, chip and wire, chip-on-glass, and solder bump flip-chip, only the last is a valid approach to the wide spectrum of electronic products designed and manufactured in the U.S. military and commercial markets. However, the only broadly established solder bumped flip-chip technology in the U.S. to date is the controlled collape chip connection
(C4) process of International Business Machines Corporation. It is indeed highly performance-effective, but not cost-effective for most commodity applications. Moreover, the high lead content of the bumps does not permit reflow at Surface Mount Assembly (SMA) temperatures.

     5. A major goal of this Consortium, therefore, is to develop a cost-effective alternative to high-temperature evaporated solders. Wafer and die bumping process cost is, however, only one component of a successful low-cost DCA product infrastructure. Only if the TOTAL COST OF OWNERSHIP to the end product manufacturer, military or commercial, is lower than that of a fully packaged part will the goal of the Consortium be met and widespread adoption of this interconnect process succeed. Therefore, this Consortium explicitly addresses most of the objectives essential to providing a complete low-cost flip-chip DCA product.

     6. The Consortium partners will address the complete delivery chain, from chip design and wafer fabrication through wafer bumping, handling and shipping to rapid prototyping and high volume board assembly. The Consortium shall develop the processes, tools and cost modeling approaches essential to

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                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                                          PAGE 4

establishing the validity of the infrastructure. The end result of this two-year program will be: (a) the creation of domestic capabilities for high-volume, low-cost solder bumping; (b) design rule sets and industry standards for area array pad layouts and wafer bumping; (c) low-cost fine-line substrates for bare die chip attach; (d) SMA processes and design rules for board attach of these chips; and (e) reliability standards and test matrices for environmental qualification. Some of these capabilities exist today in a few proprietary locations; almost none are available as part of a widely accessible industry infrastructure.

     7. The manufacturing infrastructure resulting from this Consortium must address the often disparate requirements of dual-use military customers who often require small numbers of a variety of IC's rather than large volumes of a few products. Cost-effective approaches to this market mandate individual die bumping and small lot substrate fabrication and board assembly. The Consortium has provided for this process flow and has identified deliverables which address the situation. Another set of parameters is required for high-volume, low-cost product drivers. Here, the program will stress total cost of ownership, high-volume wafer bumping, shipping media such as tape and reel, and IC design methodologies that minimize silicon area.

     8. Of perhaps equal importance to the infrastructure processes, the Consortium shall also generate new product applications which will demonstrate the cost-effectiveness and reliability of our solder-bumped flip-chips. Specifically, the Consortium shall generate at least four new products in the course of the two-year program. These products will graphically demonstrate the superiority of DCA across a wide range of applications. They will include:

          (a) improved electronics for the Stinger missile, which will provide an order of magnitude increase in functionality without increase in volume, weight or cost;

          (b) a personal computer memory card international association (PCMCIA) card flash memory module, comprising 128 mega bit (Mb) in flash random access memory (RAM) chips plus a 120-pin memory management chip;

          (c) a field-configured multi-chip module (MCM) comprising four high pincount field programmable gate array's (FPGA's) flip-chipped into a plastic ball grid array (BGA) MCM package format; and

          (d) a high-volume consumer market product currently being defined.

     9. These new capabilities and products will improve the performance and cost-effectiveness of both consumer and advanced microelectronic technologies. They will advance U.S. competence in IC packaging, a domain in which the U.S. has traditionally been outshone by foreign competition. The Consortium team will be a strong force to exploit this technology for job creation potential in both defense and commercial applications.

     10. Without government funding, the development of a manufacturing infrastructure for low-cost flip-chip technology will take considerably longer and have less widespread military and commercial distribution. Many smaller corporations lack the financial and engineering resources to carry out development or to access proprietary systems developed by major industry sources. A further advantage to Government involvement lies in its ability to aid in industry and institute networking, promoting and assisting the Consortium in collaborating with other agencies engaged in complementary development. The synergy will leverage the program's efforts, broadening and strengthening the resulting infrastructure which is the goal.

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                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                                          PAGE 5

     11. The dual-use applications of this technology are numerous. In addition to the specific objectives of the program listed above, low-cost flip-chip interconnect will become a valuable capability for all military applications that require light weight, restricted form factor, or very high performance circuitry. This includes aircraft avionics, all space applications, missiles and smart munitions, cockpit display systems, electronic warfare target recognition, image processing, portable navigation equipment such as battlefield global positioning system (GPS), and many other applications. Commercially, the intensifying drive toward low-power, light weight portable equipment in the telecommunications, computing, data storage and display/printing markets alone guarantees rapid adoption of this technology in multibillion dollar product markets, once the preeminent goal of low total cost of ownership is achieved and conclusively demonstrated and a widely accessible infrastructure emplaced.

     12. At the completion of this program, there will be existence proof of the effectiveness of low-cost flip-chip DCA and first-generation infrastructure for the manufacture of flip-chip components and their assembly on product boards will be in place. To further propagate the technology, major U.S. firms must adopt or develop design tools and libraries for area array pad design and must either support contract wafer bumping throughout the industry, or bring up internal capability. Success on the part of the Consortium combined with active collaboration with those domestic agencies and institutes promoting standards and design methodologies will greatly accelerate progress toward widespread utilization of Solder Bumped DCA as the standard methodology for interconnecting ICs.

     13. The new low-cost, flip-chip technology and infrastructure developed under this program will create a new standard for high Input/Output (I/O) IC assembly. Flip-chip technology adoption will increase dramatically for devices with more than 500 I/O. In addition, the developments from this program will be applicable to lower lead count applications. The total market for flip-chip die is expected to reach over one billion by the year 2000 according to TechSearch International. This will equate to over $1 billion in IC shipments. Major market segments served will include Computers, Automotive, Telecom, and PCMCIA Cards. In addition to these commercial markets, these technologies will serve military markets by replacing a portion of the existing military ceramic market flip-chip DCA, resulting in a reduction in cost on the order of three to five times current military IC packaging cost.

B.   DEFINITIONS

     1. CONSORTIUM - The group of companies or individual companies collaborating to accomplish the objectives of this Agreement.

     2. CONSORTIUM MEMBER - A single company operating under the Articles of Collaboration referred to in this Agreement.

     3. PARTY OR PARTIES - As the context requires, either the Government, represented by ARPA, or the Consortium, or both.

     4. PROGRAM - The effort described in the proposal submitted in response to Solicitation No. SOL94-27, Defense Technology Conversion, Reinvestment, and Assistance, entitled, "Low Cost Flip Chip", and more particularly defined in the Statement of Work, Attachment 1 hereto.

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                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                                          PAGE 6

C.   SCOPE

     1. The Consortium shall perform a coordinated research and development program (Program) designed to address a complete delivery chain of low-cost flip-chip assembly. The research shall be carried out in accordance with the Statement of Work incorporated in this Agreement as Attachment 1. The Consortium shall submit or otherwise provide all documentation required by Attachment 2, Report Requirements.

     2. The Consortium shall be paid for each Payable Milestone accomplished in accordance with the Schedule of Payments and Payable Milestones set forth in Attachment 3 and the procedures of Article V. Both the Schedule of Payments and the Funding Schedule set forth in Attachments 3 and 4 respectively may be revised or updated in accordance with Article III.

     3. The Government and the Consortium (Parties) estimate that the Statement of Work of this Agreement can only be accomplished with the Consortium aggregate resource contribution of $11,268,371 from the effective date of this Agreement through twenty-four (24) months thereafter. The Consortium intends and, by entering into this Agreement, undertakes to cause to be provided these funds. Consortium contributions will be provided as detailed in the Funding Schedule set forth in Attachment 4. If either ARPA or the Consortium is unable to provide its respective total contribution, the other party may reduce its project funding by a proportional amount.

D.   GOALS/OBJECTIVES

     1. The goal of this Agreement is to attain a cost for direct flip-chip attachment of bare ICs on laminate substrates that is equal to or better than the current industry standard practice of wire bonding the ICs to leadframes, encapsulating them in plastic, and soldering the leadframes to a board.

     2. The Government will have continuous involvement with the Consortium. The Government will also obtain access to research insults and certain rights in data and patents pursuant to Articles VII and VIII. ARPA and the Consortium are bound to each other by a duty of good faith and best reasonable research effort in achieving the goals of the Consortium. This Agreement reflects the collaborative document identified as "Articles of Collaboration for Low Cost Flip Chip Consortium," which document binds Consortium Members.

     3. This Agreement is an "other transaction" pursuant to 10 U.S.C. (S) 2371. The Parties agree that the principal purpose of this Agreement is for the Government to support and stimulate the Consortium to provide its best reasonable efforts in advanced research and technology development and not for the acquisition of property or services for the direct benefit or use of the Government. The Federal Acquisition Regulation (FAR) and Department of Defense FAR Supplement (DFARS) apply only as specifically referenced herein. This Agreement is not a procurement contract or grant agreement for purposes of FAR Subpart 31.205-18. This Agreement is not intended to be, nor shall it be construed as, by implication or otherwise, a partnership, a corporation, or other business organization.

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                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                                          PAGE 7

ARTICLE II:  TERM

A.   THE TERM OF THIS AGREEMENT

The Program commences upon the date of the last signature hereon and continues for twenty-four (24) months. If all funds are expended prior to the twenty-four
(24)-month duration, the Parties have no obligation to continue performance and may elect to cease development at that point. Provisions of this Agreement, which, by their express terms or by necessary implication, apply for periods of time other than specified herein, shall be given effect, notwithstanding this Article.

B.   TERMINATION PROVISIONS

Subject to a reasonable determination that the program will not produce beneficial results commensurate with the expenditure of resources, either Party may terminate this Agreement by written notice to the other Party, provided that such written notice is preceded by consultation between the Parties. In the event of a termination of the Agreement, it is agreed that disposition of Data developed under this Agreement shall be in accordance with the provisions set forth in Article VIII, Data Rights. The Government, acting through the Agreements Administrator, and the Consortium, acting through its Consortium Management Committee, will negotiate in good faith a reasonable and timely adjustment of all outstanding issues between the Parties as a result of termination. Failure of the Parties to agree to a reasonable adjustment will be resolved pursuant to Article VI, Disputes. The Government has no obligation to reimburse the Consortium beyond the last completed and paid milestone if the Consortium, acting through its Consortium Management Committee, decides to terminate.

C.   EXTENDING THE TERM

The Parties may extend by mutual written agreement the term of this Agreement if funding availability and research opportunities reasonably warrant. Any extension shall be formalized through modification of the Agreement by the Agreements Administrator and the Consortium Administrator.


ARTICLE III:  MANAGEMENT OF THE PROJECT

A.  CONSORTIUM MEMBERS

Consortium Members, as set forth in the Articles of Collaboration of the Consortium, are:

     Aptos Corporation
     Delco Electronics Corporation
     Hughes Missile Systems Company
     Jabil Circuit, Inc.
     Litronic Industries, Inc.
     National Semiconductor Corporation
     Sheldahl, Inc.
     SunDisk Corporation

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                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                                          PAGE 8

B.   CONSORTIUM MANAGEMENT COMMITTEE (CMC)

     1. The CMC shall be comprised of one voting representative from each Consortium Member, and in accordance with the Consortium Articles of Collaboration, bind the Consortium Members. The following CMC decisions are subject to ARPA approval:

          (a) Changes to the Articles of Collaboration if such changes substantially alter the relationship of the Parties as originally agreed upon when the Agreement was executed;

          (b) Changes to, or elimination of, any ARPA funding allocation to any Consortium Member as technically and/or financially justified;

          (c) Technical and/or funding revisions to the Agreement; and

          (d) Admission of additional or replacement Consortium Members.

     2. The CMC, is responsible for establishing a schedule of regular technical meetings, to be held on a quarterly basis. The CMC shall notify all Consortium Members and the ARPA Program Manager of the established meeting schedule and, in the event of changes to this schedule, shall notify all Consortium Members and the ARPA Program Manager thirty (30) calendar days prior to the next scheduled meeting.

     3. A simple majority of the Program Managers (or designees) representing the Consortium Members and the ARPA Program Manager (or designee) will constitute a quorum at quarterly technical meetings. All technical decisions shall be made by majority vote of the CMC and the ARPA Program Manager.

C.   MANAGEMENT AND PROGRAM STRUCTURE

Technical and program management of the coordinated research program established under this Agreement shall be accomplished through the management structure and processes detailed in this Article.

     1. Subject to the terms and conditions of the Articles of Collaboration of the Consortium, the CMC shall be responsible for the overall management of the Consortium including technical, programmatic, reporting, financial and administrative matters.

     2. The ARPA Program Manager shall fully participate in all meetings of the CMC. Other Government personnel as deemed appropriate by the ARPA Program Manager may also participate in the technical portion of these meetings.

D.   PROGRAM MANAGEMENT PLANNING PROCESS

The program management and planning process shall be subject to quarterly and annual reviews with inputs and review from the CMC and the ARPA Program Manager.

     1. Initial Program Plan: The Consortium will follow the initial program plan that is contained in the Statement of Work (Attachment 1), and the Schedule of Payments and Payable Milestones (Attachment 3).

     2.   Overall Program Plan Annual Review

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                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                                          PAGE 9

          (a) The CMC, with ARPA Program Manager participation and review, will prepare an overall Annual Program Plan in the first quarter of each Agreement year. (For this purpose, each consecutive twelve (12) month period from (and including) the month of execution of this Agreement during which this Agreement shall remain in effect shall be considered an "Agreement Year.") The Annual Program Plan will be presented and reviewed at an annual site review concurrent with the appropriate quarterly meeting of the CMC which will be attended by the Consortium Members, the ARPA Program Manager, Senior ARPA management or other ARPA program managers and personnel as appropriate. The CMC, with ARPA participation and review, will prepare a final Annual Program Plan.

          (b) The Annual Program Plan provides a detailed schedule of research activities, commits the Consortium to use its best efforts to meet specific performance objectives, includes forecasted expenditures and describes the Payable Milestones. The Annual Program Plan will consolidate all prior adjustments in the research schedule, including revisions/modifications to payable milestones. Recommendations for changes, revisions or modifications to the Agreement which result from the Annual Review shall be made in accordance with the provisions of Article III, Section E.

E.   MODIFICATIONS

     1. As a result of quarterly meetings, annual reviews, or at any time during the term of the Agreement, research progress or results may indicate that a change in the Statement of Work and/or the Payable Milestones, would be beneficial to program objectives. Recommendations for modifications, including justifications to support any changes to the Statement of Work and/or the Payable Milestones, will be documented in a letter and submitted by the CMC to the ARPA Program Manager with a copy to the ARPA Agreements Administrator. This documentation letter will detail the technical, chronological, and financial impact of the proposed modification to the research program. The CMC shall approve any Agreement modification. The Government is not obligated to pay for additional or revised Payable Milestones until the Payable Milestones Schedule (Attachment 3) is formally revised by the ARPA Agreements Administrator and made part of this Agreement.

     2. The ARPA Program Manager shall be responsible for the review and verification of any recommendations to revise or otherwise modify the Agreement Statement of Work, Schedule of Payments or Payable Milestones, or other proposed changes to the terms and conditions of this Agreement.

     3. For minor or administrative Agreement modifications (e.g. changes in the paying office or appropriation data, changes to Government or Consortium personnel identified in the Agreement, etc.) no signature is required by the Consortium.


ARTICLE IV.  AGREEMENT ADMINISTRATION

Unless otherwise provided in this Agreement, approvals permitted or required to be made by ARPA may be made only by the ARPA Agreements Administrator. Administrative and contractual matters under this Agreement shall be referred to the following representatives of the parties:

ARPA:           Scott R. Ulrey (Agreements Administrator) (703) 696-2434

CONSORTIUM:     Dennis W. Ralston (Consortium Administrator) (408) 721-2812

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                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                                         PAGE 10

Technical matters under this Agreement shall be referred to the following representatives:

ARPA:           Nicholas J. Naclerio (Program Manager) (703) 696-2216

CONSORTIUM:     Jim Dunham (Program Manager) (408) 721-6140

Each party may change its representatives named in this Article by written notification to the other party.



ARTICLE V:  OBLIGATION AND PAYMENT

A.   OBLIGATION

     1. The Government's liability to make payments to the Consortium is limited to only those funds obligated under this Agreement or by amendment to the Agreement. ARPA may incrementally fund this Agreement.

     2. If modification becomes necessary in performance of this Agreement, pursuant to Article III, paragraph E, the ARPA Agreements Administrator and Consortium Administrator shall execute a revised Schedule of Payable Milestones consistent with the then current Program Plan.

B.   PAYMENTS

     1. In addition to any other financial reports provided or required, the CMC shall notify the ARPA Agreements Administrator immediately if any contribution from a Consortium Member is not made as required.

     2. Prior to the submission of invoices to ARPA by the Consortium Administrator, the Consortium shall have and maintain an established accounting system which complies with Generally Accepted Accounting Principles, and with the requirements of this Agreement, and shall ensure that appropriate arrangements have been made for receiving, distributing and accounting for Federal funds. The Parties recognize that as a conduit, the Consortium does not incur nor does it allocate any indirect costs of its own to the Consortium Member cost directly incurred pursuant to this Agreement. Consistent with this, an acceptable accounting system will be one in which all cash receipts and disbursements are controlled and documented properly.

     3. The CMC shall document the accomplishments of each Payable Milestone by submitting or otherwise providing the Payable Milestones Report required by Attachment 2, Part E. The Consortium shall submit an original and one (1) copy of all invoices to the Agreements Administrator for payment approval. After written verification of the accomplishment of the Payable Milestone by the ARPA Program Manager, and approval by the Agreements Administrator, the invoices will be forwarded to the payment office within fifteen (15) calendar days of receipt of the invoices at ARPA. Payments will be made by DAO/DE, Attn: Sandra Schwartz, Bolling AFB/FS, BUilding 5681 - Suite 280, 170 Luke Avenue, Washington, DC 20332-5113 within fifteen (15) calendar days of ARPA's transmittal. Subject to change only through written Agreement modification, payment shall be made to the address of the Consortium Administrator set forth below.

     4.   Address of Payee:   National Semiconductor Corporation
                              2900 Semiconductor Drive

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                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                                         PAGE 11

                              P.O. Box 2900
                              Santa Clara, CA 95052-8090

                              Electronic Funds Transfer:
                                    Bank of America
                                    1850 Gateway Blvd.
                                    Concord, CA 94520
                                    TRANS/ABA Number 121000358
                                    Account Number 1233203690

     5. Payments shall be made in the amounts set forth in the Attachment No. 3, provided the ARPA Program Manager has verified the accomplishment of the Payable Milestones. It is recognized that the quarterly accounting of current expenditures reported in the "Quarterly Business Status Report" submitted in accordance with Attachment No. 2 is not necessarily intended or required to match the Payable Milestones until submission of the Final Report; however, payable milestones shall be revised during the course of the program to reflect current and revised projected expenditures.

     6. Limitation of Funds: In no case shall the Government's financial liability exceed the amount obligated under this Agreement.

     7. Financial Records and Reports: The Consortium and Consortium Members shall maintain adequate records to account for Federal funds received under this Agreement and shall maintain adequate records to account for Consortium Participant funding provided under this Agreement. Upon completion or termination of this Agreement, whichever occurs earlier, the Consortium Administrator shall furnish to the Agreements Administrator a copy of the final report required by Attachment 2, Part F. The Consortium's and Consortium Members' relevant financial records are subject to examination or audit on behalf of ARPA by the Government for a period not to exceed three (3) years after expiration of the term of this Agreement. The Agreements Administrator or designee shall have direct access to sufficient records and information of the Consortium and Consortium Members, to ensure full accountability for all funding under this Agreement. Such audit, examination, or access shall be performed during business hours on business days upon written notice received by the audited party no less than five (5) working days prior to the requested audit date and shall be subject to the security requirements of the audited party. Notwithstanding the foregoing, it is recognized that many Consortium Members are commercial firms whose accounting systems may not contain the level of detail that is normally required by the FAR. Accordingly, the evaluating the Consortium Members' contributions, the Government agrees to rely on the principles of price analysis and value analysis to the maximum extent possible, provided that the level of detail is reasonable to account fo the expenditure of funds.


ARTICLE VI:  DISPUTES

A.   GENERAL

Parties shall communicate with one another in good faith and in a timely and cooperative manner when raising issues under this Article.

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                                              AGREEMENT NUMBER: MDA972-95-3-0031
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B.   DISPUTE RESOLUTION PROCEDURES

     1. Any disagreement, claim or dispute between ARPA and the Consortium concerning questions of fact or law arising from or in connection with this Agreement, and, whether or not involving an alleged breach of this Agreement, may be raised only under this Article.

     2. Whenever disputes, disagreements, or misunderstandings arise, the Parties shall attempt to resolve the issue(s) involved by discussion and mutual agreement as soon as practicable. In no event shall a dispute, disagreement or misunderstanding which arose more than three (3) months prior to the notification made under subparagraph B.3 of this article constitute the basis for relief under this article unless the Director of ARPA in the interests of justice waives this requirement.

     3. Failing resolution by mutual agreement, the aggrieved Party shall document the dispute, disagreement, or misunderstanding by notifying the other Party (through the ARPA Agreements Administrator or Consortium Administrator, as the case may be) in writing of the relevant facts, identify unresolved issues, and specify the clarification or remedy sought within five (5) working days after providing notice to the other Party, the aggrieved Party may, in writing, request a joint decision by the ARPA Deputy Director for Management and the SEMATECH General Counsel and Secretary as appointed by the CMC of the Consortium. The other Party shall submit a written position on the matter(s) in dispute within thirty (30) calendar days after being notified that a decision has been requested. The Deputy Director for Management and the Consortium Representative shall conduct a review of the matter(s) in dispute and render a decision in writing within thirty (30) calendar days of receipt of such written position. Any such joint decision is final and binding unless a Party shall within thirty (30) calendar days request further review as provided in this Article.

     4. Upon written request to the Director of ARPA, made within thirty (30) calendar days or upon unavailability of a joint decision under subparagraph B.3 above, the dispute shall be further reviewed. The Director of ARPA may elect to conduct this review personally or through a designee or jointly with the SEMATECH General Counsel and Secretary as appointed by the CMC of the Consortium. Following the review, the Director of ARPA or designee will resolve the issue(s) and notify the Parties in writing. Such resolution is not subject to further administrative review and, to the extent permitted by law, shall be final and binding.

     5. Subject only to this article and 41 U.S.C. (S) 321-322, if not satisfied with the results of completing the above process, either Party may within thirty (30) calendar days of receipt of the notice in subparagraph B.3 above pursue any right and remedy in a court of competent jurisdiction.

C.   LIMITATION OF DAMAGES

Claims for damages of any nature whatsoever pursued under this Agreement shall be limited to direct damages only up to the aggregate amount of ARPA funding disbursed as of the time the dispute arises. In no event shall ARPA be liable for claims for consequential, punitive, special and incidental damages, claims for lost profits, or other indirect damages. ARPA agrees that there is no joint and several liability within the Consortium. The Consortium disclaims any liability for consequential, indirect or special damages, except when such damages are caused by the willful misconduct of Consortium Managerial personnel. In no event shall the liability of a Consortium Member or any other entity performing research activities under this Agreement exceed the funding it has received up to the time of incurring such liability.

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                                                                         PAGE 13

ARTICLE VII:  PATENT RIGHTS

A.   DEFINITIONS

     1. "Invention" means any invention or discovery which is or may be patentable or otherwise protectable under Title 35 of the United States Code.

     2. "Made" when used in relation to any invention means the conception or first actual reduction to practice of such invention.

     3. "Practical application" means to manufacture, in the case of a composition of product; to practice, in the case of a process or method, or to operate, in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is capable of being utilized and that its benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms.

     4. "Subject invention" means any invention of a Consortium Member conceived or first actually reduced to practice in the performance of work under this Agreement.

B.   ALLOCATION OF PRINCIPAL RIGHTS

Unless the Consortium shall have notified ARPA (in accordance with subparagraph
C.2 below) that the Consortium does not intend to retain title, the Consortium shall retain the entire right title, and interest throughout the world to each subject invention consistent with the provisions of the Articles of Collaboration, this Article, and 35 U.S.C. (S) 202. With respect to any subject invention in which the Consortium retains title, ARPA shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced on behalf of the United States the subject invention throughout the world for United States Government purposes only. Notwithstanding the above, the Consortium may elect as defined in its Articles of Collaboration to provide full or partial rights that it has retained to Consortium Members or other parties.

C.   INVENTION DISCLOSURE, ELECTION OF TITLE, AND FILING OF PATENT APPLICATION

     1. The Consortium shall disclose each subject invention to ARPA within four (4) months after the inventor discloses it in writing to his company personnel responsible for patent matters. The disclosure to ARPA shall be in the form of a written report and shall identify the Agreement under which the invention was made and the identity of the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding to the extent known at the time of the disclosure, of the nature, purpose, operation, and the physical, chemical, biological or electrical characteristics of the invention. The disclosure shall also identify any publication, sale, or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure.

     2. If the Consortium determines that it does not intend to retain title to any such invention, the Consortium shall notify ARPA, in writing, within eight (8) months of disclosure to ARPA. However, in any case where publication, sale, or public use has initiated the one (1)-year statutory period wherein valid patent protection can still be obtained in the United States, the period for such notice may be shortened by ARPA to a date that is no more than sixty
(60) calendar days prior to the end of the statutory period.

     3. The Consortium shall file its initial patent application on a subject invention to which it elects to retain title within one (1) year after election of title or, if earlier, prior to the end of the statutory period

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                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                                         PAGE 14

wherein valid patent protection can be obtained in the United States after a publication, or sale, or public use. The Consortium may elect to file patent applications in additional countries (including the European Patent Office and the Patent Cooperation Treaty) within either ten (10) months of the corresponding initial patent application or six (6) months from the date permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications, where such filing has been prohibited by a Secrecy Order.

     4. Requests for extension of the time for disclosure election, and filing under Article VII, paragraph C, may, at the discretion of ARPA, and after considering the position of the Consortium, be granted.

D.   CONDITIONS WHEN THE GOVERNMENT MAY OBTAIN TITLE

Upon ARPA's written request the Consortium shall convey title to any subject invention to ARPA under any of the following conditions:

     1. If the Consortium fails to disclose or elects not to retain title to the subject invention within the times specified in paragraph C of this Article; provided, that ARPA may only request title within sixty (60) calendar days after learning of the failure of the Consortium to disclose or elect within the specified times.

     2. In those countries in which the Consortium fails to file patent applications within the times specified in paragraph C of this Article; provided, that if the Consortium has filed a patent application in a country after the times specified in paragraph C of this Article, but prior to its receipt of the written request by ARPA, the Consortium shall continue to retain title in that country; or

     3. In any country in which the Consortium decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in reexamination or opposition proceedings on, a patent on a subject invention.

E. MINIMUM RIGHTS TO THE CONSORTIUM AND PROTECTION OF THE CONSORTIUM'S RIGHT TO FILE

     1. The Consortium shall retain a non-exclusive, royalty-free license throughout the world in each subject invention to which the Government obtains title, except if the Consortium fails to disclose the invention within the times specified in paragraph C of this Article. The Consortium license extends to the domestic (including Canada) subsidiaries and affiliates, if any, of the Consortium Members within the corporate structure of which the Consortium Member is a party and includes the right to grant licenses of the same scope to the extent that the Consortium was legally obligated to do so at the time the Agreement was awarded. The license is transferable only within the approval of ARPA, except when transferred to the successor of that part of the business to which the invention pertains. ARPA approval for license transfer shall not be unreasonably withheld.

     2. The Consortium domestic license may be revoked or modified by ARPA to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted consistent with appropriate provisions at 37 CFR Part 404. This license shall not be revoked in that field of use or the geographical areas in which the Consortium has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at the discretion of ARPA to the extent the Consortium, its licensees, or the subsidiaries or affiliates have failed to achieve practical application in that foreign country.

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                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                                         PAGE 15

     3. Before revocation or modification of the license, ARPA shall furnish the Consortium a written notice of its intention to revoke or modify the license, and the Consortium shall be allowed thirty (30) calendar days (or such other time as may be authorized for good cause shown) after the notice to show cause why the license should not be revoked or modified.

F.   ACTION TO PROTECT THE GOVERNMENT'S INTEREST

     1. The Consortium agrees to execute or to have executed and promptly deliver to ARPA all instruments necessary to (i) establish or confirm the rights the Government has throughout the world in those subject inventions to which the Consortium elects to retain title, and (ii) convey title to ARPA when requested under paragraph D of this Article and to enable the Government to obtain patent protection throughout the world in that subject invention.

     2. The Consortium agrees to require, by written agreement, that employees of the Members of the Consortium working on the Consortium, other than clerical and nontechnical employees, agree to disclose promptly in writing, to personnel identified as responsible for the administration of patent matters and in a format acceptable to the Consortium, each subject invention made under this Agreement in order that the Consortium can comply with the disclosure provisions of paragraph C of this Article. The Consortium shall instruct employees, through employee agreements or other suitable educational programs, on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

     3. The Consortium shall notify ARPA of any decisions not to continue the prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceedings on a patent, in any country, not less than thirty (30) calendar days before the expiration of the response period required by the relevant patent office.

     4. The Consortium shall include, within the specification of any United States patent application and any patent issuing thereon covering a subject invention, the following statement: "This invention was made with Government support under Agreement No. MDA972-95-3-0031 awarded by ARPA. The Government has certain rights in the invention."

G.   LOWER TIER AGREEMENTS

     1. The Consortium shall include this Article, suitably modified, to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier, for experimental, developmental, or research work.

     2. In the case of a lower tier agreement with a vendor, at any tier, ARPA, the vendor, and the Consortium agree that the mutual obligations of the parties created by this Article flow down to the vendor and constitute an agreement between the vendor and ARPA with respect to the matters covered by this Article.

H.   REPORTING ON UTILIZATION OF SUBJECT INVENTIONS

The Consortium agrees to submit during the term of the Agreement, periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Consortium or licensees or assignees of the inventor. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Consortium subcontractor(s), and such other

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                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                                         PAGE 16

data and information as the agency may reasonably specify. The Consortium also agrees to provide additional reports as may be requested by ARPA in connection with any march-in proceedings undertaken by ARPA in accordance with paragraph J of this Article. Consistent with 35 U.S.C. (S) 202(c)(5), ARPA agrees it shall not disclose such information to persons outside the Government without permission of the Consortium.

I.   PREFERENCE FOR AMERICAN INDUSTRY

Notwithstanding any other provision of this clause, the Consortium agrees that it shall not grant to any person the exclusive right to use or sell any subject invention in the United States or Canada unless such person agrees that any product embodying the subject invention or produced through the use of the subject invention shall be manufactured substantially in the United States or Canada. However, in individual cases, the requirements for such an agreement my be waived by ARPA upon a showing by the Consortium that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that, under the circumstances, domestic manufacture is not commercially feasible.

J.   MARCH-IN RIGHTS

The Consortium agrees that with respect to any subject invention in which it has retained title, ARPA has the right to require the Consortium, an assignee, or exclusive licensee of a subject invention to grant a non-exclusive license to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, and if the Consortium assignee, or exclusive licensee refuses such a request, ARPA has the right to grant such a license itself if ARPA determines that:

     1. Such action is necessary because the Consortium or assignee has not taken effective steps, consistent with the intent of this Agreement to achieve practical application of the subject invention;

     2. Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Consortium, assignee, or their licensees;

     3. Such action is necessary to meet requirements for public use and such requirements are not reasonably satisfied by the Consortium, assignee, or licensees; or

     4.   Such action is necessary because the agreement required by paragraph
(I) of this Article has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the United States is in breach of such Agreement.

K.   ALTERNATE PROCEDURES FOR PATENT RIGHTS

Notwithstanding the provisions of subparagraph C.1. above, the Consortium may elect to follow the procedures in this paragraph (which may be referred to as "alternate" subparagraph C.1.):

     1. The Consortium shall disclose each subject invention to ARPA within eight (8) months after the inventor discloses it in writing to his company personnel responsible for patent matters. The Consortium invention shall be disclosed to ARPA in writing in the form of a summary written report (Invention Summary Report) identifying the Agreement under which the invention was made, the identity of the inventor(s), and the Consortium Member company. The Invention Summary Report shall outline the nature, purpose, and operation of the invention. A copy of the patent application shall be on file in the Consortium Document Repository located at National Semiconductor Corporation in Sunnyvale, California for Government review.

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                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                                         PAGE 17

Detailed technical information excluded for the Invention Summary Report shall also be on file in the Consortium Document Repository. The Invention Summary Report shall also identify any publication, sale, or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure.


ARTICLE VIII:  DATA RIGHTS

A.   DEFINITIONS

     1. "Government Purpose Rights", as used in this article, means rights to use, duplicate, or disclose Data, in whole or in part and in any manner, for Government purposes only, and to have or permit others to do so for Government purposes only.

     2. "Unlimited Rights", as used in this article, means rights to use, duplicate, release, or disclose, Data in whole or in part, in any manner and for any purposes whatsoever, and to have or permit others to do so.

     3. "Data", as used in this article, means recorded information, regardless of form or method of recording, which includes but is not limited to, technical data, software, trade secrets, and mask works. The term does not include financial, administrative, cost, pricing or management information and does not include subject inventions included under Article VII.

B.   ALLOCATION OF PRINCIPAL RIGHTS

     1. This Agreement shall be performed with mixed Government and Consortium funding. The Parties agree that in consideration for Government funding, the Consortium intends to reduce to practical application items, components and processes developed under this Agreement.

     2. The Consortium agrees to retain and maintain in good condition until five (5) years after completion or termination of this Agreement, all Data necessary to achieve practical application. In the event of exercise of the Government's March-in Rights as set forth under Article VII or subparagraph B.3 of this article, the Consortium acting through its CMC, agrees, upon written request from the Government, to deliver at no additional cost to the Government, all Data necessary to achieve practical application within sixty (60) calendar days from the date of the written request. The Government shall retain Unlimited Rights, as defined in paragraph A above, to this delivered Data.

     3. The Consortium agrees that, with respect to Data necessary to achieve practical application, ARPA has the right to require the Consortium to deliver all such Data to ARPA in accordance with its reasonable directions if ARPA determines that:

          (a) Such action is necessary because the Consortium or assignee has not taken effective steps, consistent with the intent of this Agreement to achieve practical application of the technology developed during the performance of this Agreement;

          (b) Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Consortium, assignee, or their licensees; or

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                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                                         PAGE 18

          (c) Such action is necessary to meet requirements for public use and such requirements are not reasonably satisfied by the Consortium, assignee, or licensees.

     4. With respect to Data delivered pursuant to Attachment 2, the Government shall receive Government Purpose Rights, as defined in paragraph A above. With respect to all Data delivered, in the event of the Government's exercise of its right under subparagraph B.2 of this article, the Government shall receive Unlimited Rights.

C.   MARKING OF DATA

Pursuant to paragraph B above, any Data delivered under thus Agreement shall be marked with the following legend:

     Use, duplication, or disclosure is subject to the restrictions as stated in Agreement MDA972-95-3-0031 between the Government and the Consortium.

D.   LOWER TIER AGREEMENTS

The Consortium shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier, for experimental, developmental, or research work.


ARTICLE IX:  FOREIGN ACCESS TO TECHNOLOGY

This Article shall remain in effect during the term of the Agreement and for three (3) years thereafter.

A.   DEFINITION

     "Foreign Firm or Institution" means a firm or institution organized or existing under the laws of a country other than the United States, its territories, or possessions. The term includes, for purposes of this Agreement, any agency or instrumentality of a foreign government; and firms, institutions or business organizations which are owned or substantially controlled by foreign governments, firms, institutions, or individuals.

     "Know-How" means all information including, but not limited to discoveries, formulas, materials, inventions, processes, ideas, approaches, concepts, techniques, methods, software, programs, documentation, procedures, firmware, hardware, technical data, specifications, devices, apparatus and machines.

     "Technology" means discoveries, innovations, Know-How and inventions, whether patentable or not, including computer software, recognized under U.S. law as intellectual creations to which rights of ownership accrue, including, but not limited to, patents, trade secrets, maskworks, and copyrights developed under this Agreement.

B.   GENERAL

The Parties agree that research findings and technology developments arising under this Agreement may constitute a significant enhancement to the national defense, and to the economic vitality of the United States. Accordingly, access to important technology developments under this Agreement by Foreign Firms or Institutions must be carefully controlled. The controls contemplated in this Article are in addition to, and are

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                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                                         PAGE 19

not intended to change or supersede, the provisions of the International Traffic in Arms Regulation (22 CFR pt. 121 et seq.), the DoD Industrial Security Regulation (DoD 5220.22-R) and the Department of Commerce Export Regulation (15 CFR pt. 770 et seq.)

C.   RESTRICTIONS ON SALE OR TRANSFER OF TECHNOLOGY TO FOREIGN FIRMS OR
     INSTITUTIONS

     1. In order to promote the national security interests of the United States and to effectuate the policies that underlie the regulations cited above, the procedures stated in subparagraphs C.2, C.3, and C.4 below shall apply to any transfer of Technology. For purposes of this paragraph, a transfer includes a sale of the company, and sales or licensing of Technology. Transfers do not include:

          (a) sales of products or components, or
          (b) licenses of software or documentation related to sales of products or components, or
          (c) transfer to foreign subsidiaries of the Consortium participants for purposes related to this Agreement, or
          (d) transfer which provides access to Technology to a Foreign Firm or Institution which is an approved source of supply or source for the conduct of research under this Agreement provided that such transfer shall be limited to that necessary to allow the firm or institution to perform its approved role under this Agreement

     2. The Consortium shall provide timely notice to ARPA of any proposed transfers from the Consortium of Technology developed under this Agreement to Foreign Firm or Institutions. If ARPA determines that the transfer may have adverse consequences to the national security interests of the United States, the Consortium, its vendors, and ARPA shall jointly endeavor to find alternatives to the proposed transfer which obviate or mitigate potential adverse consequences of the transfer but which provide substantially equivalent benefits to the Consortium.

     3. In any event, the Consortium shall provide written notice to the ARPA Program Manager and Agreements Administrator of any proposed transfer to a foreign firm or institution at least sixty (60) calendar days prior to the proposed date of transfer. Such notice shall cite this Article and shall state specifically what is to be transferred and the general terms of the transfer. Within thirty (30) calendar days of receipt of the Consortium's written notification, the ARPA Agreements Administrator shall advise the Consortium whether it consents to the proposed transfer. In cases where ARPA does not concur or sixty (60) calendar days after receipt and ARPA provides no decision, the Consortium may utilize the procedures under Article VI, Disputes. No transfer shall take place until a decision is rendered.

     4. Except as provided in subparagraph C.1 above and in the event the transfer of Technology to Foreign Firms or Institutions is approved by ARPA, the Consortium shall negotiate a license with the Government to the Technology under terms that are reasonable under the circumstances.

D.   LOWER TIER AGREEMENTS

The Consortium shall include this Article, suitably modified, to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier, for experimental, developmental, or research work.

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                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                                         PAGE 20

ARTICLE X:  PRE-AGREEMENT COSTS

Costs incurred on or after November 21, 1994 by the Consortium to accomplish the Tasks set forth in the Statement of Work, Attachment 1 hereto, shall be allowable contributions and credited toward the Consortium's contribution to the Agreement.


ARTICLE XI:  OFFICIALS NOT TO BENEFIT

No member of Congress shall be admitted to any share or part of any contract or agreement made, entered into, or accepted by or on behalf of the United States, or to any benefit to arise thereupon.


ARTICLE XII:  CIVIL RIGHTS ACT

This Agreement is subject to the compliance requirements of Title VI of the Civil Rights Act of 1964 as amended (42 U.S.C. 2000-d) relating to nondiscrimination in Federally assisted programs. Each Consortium Member company has signed an Assurance of Compliance with the nondiscriminatory provisions of the Act. The Parties recognize that since the Consortium has no employees, that compliance is the responsibility of each Consortium Member.


ARTICLE XIII:  ORDER OF PRECEDENCE

In the event of any inconsistency between the terms of this Agreement and language set forth in the Consortium's Articles of Collaboration, the inconsistency shall be resolved by giving precedence in the following order (1) The Agreement (2) Attachments to the Agreement, (3) Consortium Articles of Collaboration.


ARTICLE XIV:  EXECUTION

This Agreement constitutes the entire agreement of the Parties and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions among the Parties, whether oral or written, with respect to the subject matter hereof. This Agreement may be revised only by written consent of the CMC and ARPA Agreements Administrator. This Agreement or modifications thereto, may be executed in counterparts each of which shall be deemed as original, but all of which taken together shall constitute one and the same instrument.

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                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                        ATTACHMENT NO. 1, PAGE 1

                               STATEMENT OF WORK

                             (INITIAL PROGRAM PLAN)

     The Low-Cost Flip-Chip Program will establish enabling technologies and the infrastructure required to manufacture Direct Flip Chip Attach assemblies in four key Focus Areas. The benefits gained in these related Focus Areas will establish a comprehensive delivery chain for the manufacture of military and commercial flip chip assemblies. The four key areas are:

          1.   Low-Cost Wafer Bumping,
          2.   Low-Cost Laminate Substrate Design and Fabrication,
          3.   Flip Chip Assembly on Laminate Substrates, and
          4.   Process verification through End Product Demonstration.

     The first task for the Consortium will be to develop a baseline execution plan for the program. This plan will consist of a detailed program schedule in Gantt chart form, a revised SOW (if necessary) and a current status report.
This status report will detail the accomplishments of the Consortium and provide details of the planned activities of the group for the coming months.

1.0  Low-Cost Wafer Bumping - (Focus Area 1)

     This area will investigate and develop wafer and die bumping technologies to reduce the cost of ownership and enhance reliability of Direct Flip Chip Attach assemblies. Work will include development of routing redistribution metalization and dielectric, alternative bump alloys, and bumping costs lower than that available today.

1.1  Description of Problem

     Direct Flip Chip Attach of ICs holds some inherent advantages over conventional packaging, such as smaller form factor and higher performance. However, the key to widespread adoption of flip-chip technology in high volume lies in reducing the total cost of ownership of the product chip below that of competing package technologies. The benchmark for the highest volume components is the plastic package, (PQFP, SOIC, or PLCC) and its delivery chain. In order to compete, flip-chip product chips must have low component cost, high reliability, and possess maximum compatibility with existing SMA processes. Obviously, the most important single step in the fabrication process of flip-chips is wafer bumping operation. This must be optimized for cost, reliability and downstream assembly process compatibility. For low-volume manufacturing and prototyping which are frequently encountered in military applications, other approaches must be sought which lend themselves to both wafer and individual die bumping.

1.2  Key Metrics

     1.2.1  Mainstream infrastructure process:

          .    Solder bump compatible with SMT temperatures (230C reflow)
          .    4 mil peripheral pitch redistribution to 10 mil area pad pitch
          .    Cost modeling - Cost Target less than $25 for bumping and less than $100 for redistribution and bumping.
          .    Process Design rules

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                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                        ATTACHMENT NO. 1, PAGE 2

          .  Qualification to Mil Std specification / Q100
          .  Bump process yields of 99%+

     1.2.2  Technical Extensions Projects:

          .  Fine pitch - 6 mil peripheral bumping capability
          . Single die bumping - cost to be modeled - cost target less than wire bond assembly for equivalent product
          . Solder jet - fine pitch capability - target cost less than $20/6" wafer
          .  Solder wire - fine pitch capability - cost to be modeled
          .  Pb free process cost comparable to Eutectic
          .  5/95 Sn/Pb process - cost comparable to Eutectic
          .  High Fatigue Life Alloy - 2X eutectic performance
          . Electrolyze Ni Under Bump Metal process - Prove manufacturability / uniformity
          . Technology Extensions bumping processes will be Qualified to Mil Std specification / Q100.

1.3  Technical Approach

     To achieve these deliverables, the following major tasks will be addressed:

          1. Development of underbump and redistribution metallization processes;
          2.   Deposition of Eutectic Sn/Pb and other alloy solder bumps;
          3.   Development of single die bumping processes; and
          4. Process Qualification through the use of test chips and live product demonstrations.

     1.3.1  Underbump and redistribution metallization process development

          Underbump metalization processes using both vacuum technology and electroless plating will be developed. In addition, an econondcal redistribution layer (metalization and dielectric) will be developed to allow redistribution of peripheral pads to area array pads giving system designer increased flexibility. These processes will have the following characteristics:

          . Compatible with IC conductor metal surface passivation process and compatible with SMA processes.
          . Competitive with or lower in cost than existing vacuum deposition processes
          . Exhibit good adhesion to SnPb eutectic solder - High shear strength . Exhibit superior electrical performance - Low resistance
          . Electrolyze Nickel plating process that provides consistent shear strength and solderability.

     1.3.2  Deposition of Solder Bumps

          The Consortium will develop a new generation of solder bump processes for flip-chip packaging, that will result in technologies of greater density and lower cost than the current manufacturing state of the art. These new technologies will be logical extensions of current processes and will offer substantial advancement of flip-chip interconnect. The enhanced technologies will be characterized and design rules generated as follows:

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                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                        ATTACHMENT NO. 1, PAGE 3

          .    Fine Pitch Flip-Chip: Develop a process capable of 6 mil pitch peripheral bonding.  This process will also provide a barrier metal sealing off the pads thus reducing the susceptibility of product corrosion.
          .    Solder Jetting approach will be developed for deposition of eutectic Sn/Pb solder using the principles of ink jet printing.
               In this technique, a piezoelectric transducer generates an impulse which drives the displacement of a molten droplets of solder from a reservoir.  Goal is to deposit on a 10 mil pitch at
               10 bumps/sec.  This process cost will be compared to full wafer bumping to determine when it is cost effective.
          .    Solder wire bonding approach will be developed to attach solder directly on the aluminum IC pads.  This would eliminate the use of UMB and could using the conventional wire bonding equipment currently used in IC Au wire assembly.  This process cost will also be compared to full wafer bumping to determine when it is cost effective.
          .    Pb free bump metallurgy and deposition process will be developed with reflow temperatures compatible with SMA processes.
          .    5/95 Sn/Pb reflow process will be developed.
          .    High fatigue life alloys will be developed that will improve temperature cycling performance by 2X. The new alloys to be investigated will be reflowable at 230C and compatible with SMA processes.

     1.3.3  Single Die Bumping

          Processes will be evaluated and developed that will allow for bumping of a single die. Single die bumping will allow the user a greater degree of flexibility especially in low volume market areas. This technique may also provides advantages in the rework of individual sights and also may have some cost advantages over full wafer bumping.

          . The pad preparation processes will be established for the deposition of solder on bare aluminum die pad.
          . Solder jetting and solder wire techniques will be developed and characterized.

     1.3.4  Process Qualification

          Characterization and quaHficaLion of the UBM and bumping processes will be carried out at both the component and board level by the wafer bumping Consortium Members and by the end users. The full array of standard tests will be defined to be used on all of the process options. The qualification will include but is not limited too:

          .    Component level tests the assess bump/UBM/chip mechanical
               strength, electrical connection and environmental stability.
          .    Board level tests will be carried out with underfill.  These tests will focus on mechanical and thermomechanical stability such as power cycling and board flexure.
          .    Test chips will be obtained and developed to allow for process development and characterization.  Several of the Members will use their own existing test chips.  In addition, them will be mechanical and functional test chips made available to allow for common qualification methods where feasible.
          .    Mil Std qualification testing methods will be used.

                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                        ATTACHMENT NO. 1, PAGE 4

2.0  Low-Cost Laminate Substrate Design and Fabrication (Focus Area 2)

     This focus area will concentrate on the development of high-density, low-cost laminate substrates. Depending on design complexity, today's cost of laminate substrate can be over $10/sq in. This program will leverage the technology advances made by the MCM-L Consortium.

2.1  Description of the Problem

     Direct flip-chip assembly puts exacting requirements on laminated substraies. The small solder ball size on flip-chips requires substrate flatness better than 0.0005" across the assembly sites, and must be maintained at assembly reflow temperatures. This dictates CTE compatible and high Tg materials. Soldermask registration needs to be don nwd to be improved to better than +/-0.0005" as well. Multiple row and area I/O on chip require the development of laminate via technology that can interconnect 0.005" diameter pads and maintain system impedance requirements. New types of surface metallization needs to be developed to support flip-chip assembly. In addition, testing of PCB with flip-chip sites requires enhanced membrane type test heads. All of these requirements must of be met at the lowest possible cost.

2.2  Key Metrics

          .    Substrate surface metallization suitable for flip-chip assembly.
          .    Laminate system with glass transition temperature (Tg) higher than 210C and CTE matched to produce assembly site flatness better than 0.0005".
          .    2 mil Via structures that support interconnecting 0.005" diameter pads.
          .    Membrane test heads capable of testing flip-chip sites
          .    Soldermask registration better than +/- 0.0005"
          .    10 mil pad pitch grid; wiring density = die size + 100 mil apron
          .    Cost Modeling will be performed - Cost targets:
                    .    2 layer - $.25 / in sq
                    .    Multilayer - $.25 / in sq / layer
          .    Membrane test head capable of testing 6 mil pad pitch
          .    Mil Std qual capability

2.3  Technical Approach

     To achieve these metrics, the Consortium will develop new technologies as well as enhancements to the MCM-L technology currently under development. The following 7 major tasks will be addressed:

          1.   Optimize surface metallization
          2.   Develop High Tg bond ply materials and selective via process
          3.   Soldermask Development
          4. Using the bond ply and basic substrate processes, develop 10 mil pitch routing grid.
          5.   Develop a set of comprehensive design rules and process outline.
          6.   Develop membrane test head
          7.   Mil std qualification

     2.3.1  Substrate surface metallization

                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                        ATTACHMENT NO. 1, PAGE 5

          The Consortium will define the optimal substrate pad metalization system and install capability for production. This surface will be surface mount compatible with the various bump technologies being used.

     2.3.2  Bond Ply and Via Structure

          New high Tg snap-cure B-stage adhesive material and process will be selected for CTE match to the substrate system. This will help to meet the sight flatness requirement. This anisotropic bond ply will be capable of producing 2 mil vias with 5 mil pads.

     2.3.3  Soldermask

          Develop flush soldermask chip sites.

     2.3.4  10 mil grid pitch

          The critical parameter of the substrate is the routing density. The Consortium will use the materials and processes developed for bond ply adhesive and via structures to create high density routing designs. The target is 10 mil pitch or less and the process will be characterized to determine capability.

     2.3.5  Design Rules

          In additional to the pad pitch of 10 mils, all design rules for the final process will be verified and characterized to ensure manufacturability.

     2.3.6  Membrane test head

          Test head and optical alignment systems will be developed to enable electrical testing of substrates down to a 6 mil pitch. This will involve design and fabrication of prototypes and final product. Qualification be performed to prove production capability.

     2.3.7  Mil qualification

          The Consortium will perform qualification testing on the final substrate technology to relevant Mil std environmental reliability conditions.

3.0  Flip Chip Assembly on Laminate Substrates (Focus area #3)

     This focus area will develop and install capability to assembly flip-chip devices and other surface mount components in a single pass.

3.1  Description of Problem

     The availability of flip-chip devices and advanced substrates for their use will require a development and demonstration of low-cost processes for their assembly and rework. To compete, these processes must be compatible with current SMA methods and practices while achieving component placement capabilities of 10 mil pitch and finer on laminate substrates.

                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                        ATTACHMENT NO. 1, PAGE 6

3.2  Key Metrics

     The key metrics for success are:

          1.   Product integration on a standard SMA assembly line.
          2. Materials compatibility for assembly of eutectic-type solder bumped chips on industry standard laminates.
          3. Cost modeling will be performed. Target is less than 90% of similar QFP assembly cost
          4.   Successful prototype product assembly (see focus area 4)

3.3  Technical Approach

     To achieve these metrics, eight major tasks will be addressed.

          1.   Design Guidelines
          2.   Materials and substrate selection
          3.   Assembly methods
          4.   Underfill process development
          5.   Repair/rework process development
          6.   Component and board handling
          7.   Equipment selection and characterization
          8.   Prototype product assembly (see focus area 4)

     3.3.1  Design Guidelines

          Design guidelines to support the development of flip-chip assembly shall define the variables necessary for fabrication of test substrates and prototype products. The major ones are:

          .    Pad and via location and dimensions based on chip pad ring, ball size and pitch.
          .    Vision system alignment requirements.
          .    Component keepouts and clearances.
          .    Soldermask dimensional tolerances.
          .    Pad finish and plating thickness.
          .    Test access.
          .    Tooling holes.
          .    Polarity/silkscreen identifiers

     3.3.2  Materials Selection

          A variety of materials will be reviewed and characterized for process compatibility. The major tasks are:

          1. Establish flip-chip critical characteristics of polyamide and alternative substrates.
          2.   Fabricate test substrates.
          3. Characterize fluxes and other materials for assembly compatibility with the solders used for chip bumping.
          4. Develop and document material and substrate combinations that enable flip-chip assembly that conforms to key metrics outlined above.

                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                        ATTACHMENT NO. 1, PAGE 7

     3.3.3  Assembly Methods

          Development of SMA compatible assembly methods for flip chip components will require:

          . Process experimentation with selected materials and substrates from 3.3.2 above focusing on key variables of time, temperature profile, atmosphere and line loading.
          . Assembly and test of flip-chip components using appropriate test chips.
          . Board-level environmental testing to establish process robustness.

     3.3.4  Underfill Process Development

          An underfill for flip-chips mounted on laminate substrates is required to reduce the stress on solder joints. This stress can be extreme due to the thermal coefficient of expansion mismatch of silicon chip (3.6 ppm) and substrate (15-22 ppm). Materials will be evaluated for:

          .    Adhesion.
          .    Flow Properties
          .    Cure Time.
          .    Thermal Conductivity.
          .    Reworkability.
          .    Environmental stability.

     3.3.5  Repair/Rework Process Development

          The repair and rework of flip-chip assemblies is critical to low-cost implementation of the flip-chip technology. Several methods will be investigated by the Consortium.

          .    Establish inspection and rework process prior to underfill.
          .    Extend rework process with the necessary modifications to the post-underfill stage.
          .    Repair of chip sights.

     3.3.6  Component and Board Handling

          Handling of flip-chip components and small substrates such as flex circuits will require modifications to standard methods. vKey issues to be resolved:

          .    Handling of flex circuit.
          .    Handling equipment for flip-chips such as nozzle sizes and materials selection.
          .    Tray/tape-and-reel standards and chip orientation.

     3.3.7  Equipment Selection

          The investigation and selection of equipment for the above flip-chip handling steps will be a major task. The Consortium will address:

          .    Sourcing of equipment options and vendors.
          .    Establish criteria/metrics for selection and characterization.
          .    Assess, buyoff and install equipment.

                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                        ATTACHMENT NO. 1, PAGE 8

     3.3.8  Prototype Product Assembly

          The focus of this phase of the program is to develop and emplace a manufacturing process compatible with current SMA practices. Ultimate demonstration of this capability will be carried out through the assembly in low to moderate volume of prototypes of new products from the Consortium Members products. Assembly of these will take place at a number of sites as described in focus area #4.

4.0  Product Demonstration and Process Verification

     The production worthiness of the infrastructure will be demonstrated by the Consortium Members product drivers. Prototypes of four Consortium products will be assembled using solder bumped, DCA components.

4.1  Key Metrics

          .    Fully functional working prototype products.
          .    Performance meeting design and engineering specifications.
          .    Manufacturing cost in line with market considerations and goals of the Consortium.

4.2  Technical Approach

     To achieve these metric, product prototypes will be designed, built, and tested.

     4.2.1  Hughes - Stinger Missile Module

          The project will consist of design, fabrication, testing and cost assessment of "Stinger" memory modules. The major problem to be solved in the Stinger is area, circuit functionality must increase in while the space available stays the same. The memory module will utilize a multi-chip module laminate (MCM-L) and flip-chip attachment approach in place of a seven-hybrid stack of VLSI circuits. The major deliverables are:

          .    Electrical design.
          .    Product design.
          .    Test development and implementation.
          .    Wafer bumping.
          .    Fabrication of test board and substrate.
          .    Rework and repair process development.
          .    Prototype assembly at Hughes and at Jabil.
          .    Prototype testing and reliability performance report.

     4.2.2  SunDisk - Solid state storage device

          SunDisk will develop a new, reduced form factor, solid state flash storage device for very high density embedded applications such as cameras, telephones, pagers, and other similar consumer electronics. SunDisk will design and fabricate prototypes using a board design in which the flash memory devices are mounted with bare dies and eutectic solder bumped flip chip in place of the chip and wire method currently being employed. The major deliverables of this project are:

                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                        ATTACHMENT NO. 1, PAGE 9

          .    Design and fabrication of test board for solder bumped flash storage device.
          .    Board level characterization of SunDisk solder bumped flash storage devices.
          .    Board level qualification of flash storage devices.
          .    Environmental testing of the flash memory devices and final reliability performance report.

     4.2.3  National Semiconductor - CLAy FCMCM

          National's CLAy product is based on a 4 chip array of Field Programmable Gate Array (FPGA) that can be reconfigures in real time while operating in the system. Currently, the design optimization of the FCMCM is being funded through ARPA contract DABT63-93-C-0071. This contract modifies the CLAy chip periphery to 224 I/O's per side for 896 I/O's per chip. Each chip has 1028 bumps on 0.009" pitch with four CLAy chips mounted on a 625 I/O BGA. The current cost-less-die for the ceramic BGA is currently over $100 each. By use of the MCM-L substrate technology being enhanced and developed in this Low Cost Flip Chip program, plus the use of overmolded packaging in place of ceramic, the Consortium expects to reduce the cost by an order of magnitude and reduce the cost barrier to commercialization. The major deliverables of this project are:

          .    Evaluation of bumping technology.
          .    Evaluation of MCM-L substrate technology.
          .    Assembly of CLAy FCMCM in PBGA packages at National
               Semiconductor.
          .    Reliability and cost assessment of CLAy samples assembled in the
               Consortium.

     4.2.4  National Semiconductor - ProductDriver #2

          A fourth product driver is currently being investigated by the Consortium. The Consortium are working with two other corporations to define a product that fits the intent of this program as well as other National products and will make a decision by the end of the 1st quarter of the project. This project will use the Consortium infrastructure to develop and demonstrate a flip-chip assembly and will include the reliability and cost assessment reports.

                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                        ATTACHMENT NO. 2, PAGE 1

                              REPORT REQUIREMENTS



A.   MONTHLY TECHNICAL STATUS REPORT

          On or before thirty (30) calendar days after the effective date of the Agreement and monthly thereafter throughout the term of the Agreement, the Consortium Management Committee (CMC) shall submit a monthly technical report to the Consortium Members and ARPA. The report should be approximately one (1) to three (3) pages in length and shall be distributed via e-mail and printed copy. Two (2) copies shall be submitted to the ARPA Program Manager, one (1) copy shall be submitted to the ARPA Agreements Administrator and one (1) copy shall be submitted to ARPA/ESTO, Attn: Assistant Director for Program Management

          The technical status report will review the previous month's accomplishments, highlight potential problems, and estimate progress toward the Payable Milestones. The technical status report will include a review of the status of consortium collaborative activities during the reporting period.


B.   QUARTERLY BUSINESS STATUS REPORT

          On or before ninety (90) calendar days after the effective date of the Agreement and quarterly thereafter throughout the term of the Agreement, the CMC shall submit a quarterly business status report. Two (2) copies shall be submitted to the ARPA Program Manager, one (1) copy shall be submitted to the ARPA Agreements Administrator and one
          (1) copy shall be submitted to ARPA/ESTO, Attn: Assistant Director for Program Management

          The business status report shall provide summarized details of the resource status of this Agreement, including the status of the contributions by the Consortium Members. This report will include a quarterly accounting of current expenditures as outlined in the Annual Program Plan. Any major deviations shall be explained along with discussions of the adjustment actions proposed.


C.   ANNUAL PROGRAM PLAN DOCUMENT

          The CMC shall submit or otherwise provide to the ARPA Program Manager one (1) copy of a report which describes the Annual Program Plan as described in Article III, Section D. This document shall be submitted not later than thirty (30) calendar days following the Annual Site Review as described in Article III, Section D.


D.   SPECIAL TECHNICAL REPORTS

          As agreed to by the Consortium and the ARPA Program Manager, the CMC shall submit or otherwise provide to the ARPA Program Manager one (1) copy of special reports on

                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                        ATTACHMENT NO. 2, PAGE 2

          significant events such as significant target accomplishments by Consortium Members, significant tests, experiments, or symposia.


E.   PAYABLE MILESTONES REPORTS

          The CMC shall submit or otherwise provide to the ARPA Program Manager, documentation describing the extent of accomplishment of Payable Milestones. This information shall be as required by Article V, paragraph B and shall be sufficient for the ARPA Program Manager to reasonably verify the accomplishment of the milestone of the event in accordance with the Statement of Work.


F.   FINAL REPORT

          1. The CMC shall submit or otherwise provide a Final Report making full disclosure of all major developments by the Consortium within sixty
     (60) calendar days of completion or termination of this Agreement. With the approval of the ARPA Program Manager, reprints of published articles may be attached to the Final Report. Two (2) copies shall be submitted or otherwise provided to the ARPA Program Manager and one (1) copy shall be submitted or otherwise provided to ARPA/ESTO, Attn: Assistant Director for Program Management. One (1) copy shall be submitted to the Defense Technical Information Center (DTIC) addressed to Bldg. 5/Cameron Station, Alexandria, VA 22314.

          2. The Final Report shall be marked with a distribution statement to denote the extent of its availability for distribution, release, and disclosure without additional approvals or authorizations. The Final Report shall be marked on the front page in a conspicuous place with the following marking:

          "DISTRIBUTION STATEMENT B. Distribution authorized to U.S. Government agencies only to protect information not owned by the U.S. Government and protected by a contractor's "limited rights" statement, or received with the understanding that it not be routinely transmitted outside the U.S. Government. Other requests for this document shall be referred to ARPA/S&IO (Attn: Technical Information Officer)."

                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                        ATTACHMENT NO. 3, PAGE 1

                  SCHEDULE OF PAYMENTS AND PAYABLE MILESTONES

                SOW                                                               ARPA          CONSORTIUM
 TASK   MONTH   REF   PAYABLE MILESTONES                                         PAYMENT          PAYMENT
 ----   -----   ---   -------------------------------------------------------   ----------      -----------
  1     1      Intro  Deliver baseline execution plan to include detailed       $  400,000      $  450,000
                      program schedule in Gantt chart form.  Status
                      report describing work performed to date.

  2     3      2.3.5  Deliver substrate design simulation report for each       $  880,250      $  910,250
                      of the Consortium Members' products and required
                      design rules.

  3     6      1.3.4  Deliver the Consortium test chip plans.  Deliver a        $1,464,400      $1,465,530
                      design report on mechanical test chip C' (CLAy
                      simulation mechanical test chip).  Test chip "C" will
                      have completed fab and initial assembly.  Deliver
                      the Consortium plans for obtaining and using a
                      functional test chip for process qualification.
               4.2.3  Deliver design review report on CLAy substrate
                      package

  4     9      3.3.7  Consortium assembly infrastructure will select and        $1,790,600      $1,790,600
                      install flip chip assembly and handling equipment.
                      Deliver a report describing the equipment selection
                      criteria and verification of installation.

               1.3.2 Demonstrate capability to produce 5/95 Sn/Pb solder bumps. Deliver a report describing the process and cost model to date.

  5    12      3.3.8  Demonstrate the infrastructure prototype capability       $1,410,600      $1,757,600
               4.2.2  by assembling 300 Sun Disk memory modules.
                      Deliver sample parts and assembly report.
               2.3.2  Demonstrate high density substrate prototype
                      capability.
               2.3.3  Deliver Substrate materials and process design
               2.3.4  report and initial test substrate evaluation report.
                      The report will demonstrate bond ply process and
                      material capable of 2 mil via, 5 mil pads and 10 mi
                      area array grid.

  6    15      1.3.1  Demonstrate capability to produce a redistribution /      $1,280,650      $1,657,023
                      dielectric layer process for area array bumping.
                      Deliver initial process characterization report, cost
                      model and reliability report.
               1.3.3  Demonstrate and qualify a single die bumping
                      process.  Deliver a report describing process
                      characterization, cost modeling, and reliability
                      testing.

                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                        ATTACHMENT NO. 3, PAGE 2

                SOW                                                              ARPA      CONSORTIUM
 TASK   MONTH   REF   PAYABLE MILESTONES                                        PAYMENT      PAYMENT
 ----   -----  -----  -------------------------------------------------------   -------    -----------
  7     18     4.2.1  Demonstrate manufacturing capability for the             $1,064,750  $ 1,391,250
                      Stinger missile product driver assembled at 2
                      Consortium Members' facilities.  Deliver a product
                      report including characterization, reliability and
                      cost model and comparison to wire bond cost.
               4.2.2  Deliver final qualification report for SunDisk
                      memory module.
               2.3.5  Demonstrate volume manufacturing capability for
               2.3.7  high density substrate at the production facility.
                      Deliver samples and manufacturability qualification
                      report.

  8     21     1.2.2  Deliver process characterization, reliability, cost      $  915,370  $ 1,134,726
                      model and manufacturing report on the bumping
                      technology extension projects (Pb free process,
                      Electroless Ni UBM process, Solder jet process,
                      Solder wire process)
               2.3.6  Demonstrate fine pitch substrate test head
                      capability.  Deliver characterization and cost report.

  9     24     4.2.3  Deliver final qualification report on the CLAy           $  622,990  $   711,392
                      product driver including reliability, electrical
                      characterization and cost report.
               1.3.2  Deliver process characterization, reliability, cost model and manufacturing report on the bumping
                      technology extensions (fine pitch - 6 mil process
                      and high fatigue life process).

                                                     TOTAL:                    $9,829,610  $11,268,371

                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                                ATTACHMENT NO. 4

                               FUNDING SCHEDULE

A.   PROJECTED PROGRAM FUNDING COMMITMENTS
     -------------------------------------

                                ARPA          Consortium
                               Funding       Contribution
                             ----------      ------------
AY* 95                       $6,794,728       $ 6,373,980
AY 96                        $3,034,882       $ 4,894,391
              TOTALS         $9,829,610       $11,268,371
                             ----------       -----------
*Agreement Year


B.   CONSORTIUM MEMBER CONTRIBUTIONS
     -------------------------------

     MEMBER            CONTRIBUTION      CASH**         IN-KIND***
     ------            ------------    -----------      ----------
     Aptos              $ 1,277,773    $ 1,277,773      $        0
     Delco              $   711,176    $   670,676      $   40,500
     Hughes             $   625,000    $   582,000      $   43,000
     Jabil              $ 1,550,000    $   973,400      $  576,600
     Litronic           $ 1,305,530    $   826,780      $  478,750
     National           $ 4,422,949    $ 4,422,949      $        0
     Sheldahl           $   650,943    $   650,943      $        0
     SunDisk            $   725,000    $   725,000      $        0

                        -----------    -----------      ----------

     TOTALS             $11,268,371    $10,129,521      $1,138,850

     **Cash contributions consist of fully-burdened labor exclusive of cost of money and fee, Government IR&D expenditures, and cash expenditures for consumable equipment, travel, supplies, construction (costs associated with equipment installation), software, direct materials, and other direct costs.

     ***In kind contributions consist of depreciation expenses allocated on a percentage basis for equipment used on the program and the lease equivalent of an R&D Lab allocated on a percentage basis.

                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                        ATTACHMENT NO. 5, PAGE 1

               LIST OF GOVERNMENT AND CONSORTIUM REPRESENTATIVES


GOVERNMENT:  SCOTT R. ULREY
             ARPA/CMO
             3701 N. Fairfax Drive
             Arlington, VA 22203-1714
             phone: (703) 696-2434
             FAX: (703) 696-2208
             Email: sulrey@arpa.mil

             NICHOLAS J. NACLERIO
             ARPA/ESTO
             3701 N. Fairfax Drive
             Arlington, VA 22203-1714
             phone: (703) 696-2216
             FAX: (703) 696-2203
             Email: nnaclerio@arpa.mil

CONSORTIUM:  DENNIS RALSTON
             NATIONAL SEMICONDUCTOR CORPORATION
             M/S 10-225
             2900 Semiconductor Drive
             Santa Clara, CA 95052
             phone: (408) 721-2812
             FAX: (408) 721-4860
             Email: tdersc@tevm2.nsc.com

             JIM DUNHAM
             NATIONAL SEMICONDUCTOR CORPORATION
             2900 Semiconductor Drive
             Santa Clara, CA 95052
             phone: (408) 721-6140
             FAX: (408) 721-6142
             Email: tjrdsc@tevm2.nsc.com

             SCOTT GRAHAM
             APTOS CORPORATION
             1557 Centre Pointe Drive
             Milpitas, CA  95035
             phone: (408) 956-7988 X3006
             FAX: (408) 956-7979

                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                        ATTACHMENT NO. 5, PAGE 2

CONSORTIUM:  MICHELLE A. WILKES
             DELCO ELECTRONICS CORPORATION
             One Corporate Center
             P.O. Box 9005
             Mail Station CT50B
             Kokomo, IN 46904-9005
             phone: (317) 451-5532
             FAX: (317) 451-5520

             MICHAEL J. VARNAU
             DELCO ELECTRONICS CORPORATION
             2033 East Boulevard
             Mail Station 6060
             Kokomo, IN 46904-9005
             phone: (317) 451-7136
             FAX: (317) 451-8564
             Email: mvarnau@kocpk01.delcoelect.com

             MARLENE TOMPKINS
             HUGHES MISSILE SYSTEMS COMPANY
             P.O. Box 11337
             Tucson, AZ 85252
             phone: (602) 794-4040
             FAX: (602) 794-2460
             Email: 0067-18@ccmail.emis.hac.com

             PAUL H. BITTNER
             JABIL CIRCUIT, INC.
             2220 Lundy Ave
             San Jose, CA 95131
             phone: (408) 943-0196
             FAX: (408) 943-0589
             Email: paul_bittner@jabil.com

             MARTY NEESE
             JABIL CIRCUIT, INC.
             2220 Lundy Ave
             San Jose, CA 95131
             phone: (408) 943-0196
             FAX: (408) 943-0589
             Email: marty_neese@jabil.com

             DICK POMMER
             LITRONIC INDUSTRIES
             2950 Red Hill Ave
             Costa Mesa, CA 92626
             phone: (714) 545-6649
             FAX: (714) 545-7616
             Email: dick.pommer@litronic.com


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

                                              AGREEMENT NUMBER: MDA972-95-3-0031
                                                        ATTACHMENT NO. 5, PAGE 3

CONSORTIUM:  KRIS SHAW
             LITRONIC INDUSTRIES
             2950 Red Hill Ave
             Costa Mesa, CA 92626
             phone: (714) 545-6649
             FAX: (714) 545-7616

             WILLIAM M. BAKER
             SHELDAHL, INC.
             1150 Sheldahl Road
             P.O. Box 170
             Northfield, MN 55057
             phone: (303) 651-2880
             FAX: (303) 651-2265

             THOMAS A. OLSON
             SHELDAHL, INC.
             1150 Sheldahl Road
             P.O. Box 170
             Northfield, MN 55057
             phone: (507) 663-8000 Ext. 546 or 300
             FAX: (507) 663-8435

             BOB WALLACE
             SUNDISK CORPORATION
             3270 Jay St.
             Santa Clara, CA  95054
             phone: (408) 562-0500
             FAX: (408) 562-0503
             Email: bwallace@tsundisk.com



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